UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

OREGON STEEL MILLS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-0506370
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 SW Broadway, PO Box 5368, Portland, OR	97205
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Participating Preferred Stock	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form related:  None

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Amendment No. 1 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Oregon Steel Mills, Inc. (the “Company”) on January 6, 2000.

Item 1.  Description of Registrant’s Securities to be Registered.

On November 20, 2006, the Company and Mellon Investor Services LLC (f/k/a Chasemellon Shareholder Services, LLC) entered into the First Amendment (the “First Amendment”) to the Rights Agreement dated as of December 23, 1999, by and between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”).

The Company entered into an Agreement and Plan of Merger dated November 20, 2006 (the “Merger Agreement”), among the Company, Evraz Group S.A. (“Parent”) and Oscar Acquisition Merger Sub, Inc., a wholly-owned subsidiary of Parent.  For purposes of this filing, the terms “Merger” and “Offer” shall have the meaning assigned to such terms in the Merger Agreement.  The Company entered into the First Amendment to render the Rights Agreement inapplicable to (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of common stock pursuant to the Offer, the Merger or the Merger Agreement.  The Merger Agreement was filed as Exhibit 2.1 to the Company’s current report on Form 8-K dated November 20, 2006.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

Item 2.  Exhibits.

4.1.

Rights Agreement dated as of December 23, 1999 between Oregon Steel Mills, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to Registrant’s Registration Statement on Form 8-A, dated January 6, 2000).

4.2	First Amendment to Rights Agreement, dated as of November 20, 2006, by and between the Company and Mellon Investor Services, LLC (f/k/a ChaseMellon Shareholder Services, LLC), as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OREGON STEEL MILLS, INC.

By:	/S/ ROBIN A. GANTT
Name:	Robin A. Gantt
Title:	Corporate Controller (Principal Accounting Officer)

DATED:   November 20, 2006

EXHIBIT INDEX

Exhibit No.             Description

4.1.

Rights Agreement dated as of December 23, 1999 between Oregon Steel Mills, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to Registrant’s Registration Statement on Form 8-A, dated January 6, 2000).

4.2	First Amendment to Rights Agreement dated as of November 20, 2006, by and between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as Rights Agent.